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                                 Exhibit 23.5

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 33-62787), the Registration Statement on Form S-4 (333-03107) and in the Registration Statements on Form S-8 (Nos. 33-57083, 33-57077, 33-57081 and 33-64553) of AirTouch Communications, Inc. of our reports dated February 1, 1996, on our audits of the consolidated financial statements and financial statement schedule of CMT Partners as of December 31, 1995 and 1994, and for the years ended December 31, 1995 and 1994 and for the four-month period ended December 31, 1993, which reports are included in AirTouch Communications, Inc. Annual Report on Form 10-K/A No. 1.




/s/ Coopers & Lybrand L.L.P.


San Francisco, California
June 20, 1996